Exhibit 10.53

ALLIANCE RESOURCE MANAGEMENT GP, LLC

AMENDED AND RESTATED

DEFERRED COMPENSATION PLAN FOR DIRECTORS

ALLIANCE RESOURCE MANAGEMENT GP, LLC

AMENDED AND RESTATED

DEFERRED COMPENSATION PLAN FOR DIRECTORS

WHEREAS, to assist Alliance Resource Management GP, LLC (the “Company”) in attracting and retaining highly qualified individuals to serve as members of its Board of Directors, the Company has maintained the Alliance Resource Management GP, LLC Deferred Compensation Plan For Directors (as amended by the First Amendment and Second Amendment thereto, the “Plan”), which permits Directors to electively defer all or a designated part of their Annual Retainer for a Plan Year; and

WHEREAS, beginning with the 2008 Plan Year, the Company may credit each Director with a nonelective amount under the Plan;

NOW, THEREFORE, the Company hereby amends and restates the Plan in its entirety as set forth herein, effective as of October 28, 2008.

1.	DEFINITIONS

For purposes of the Plan, the following terms shall have the meanings indicated:

1.1 Account means a bookkeeping (notional) account credited with the Phantom Units attributable to the Participant’s Elective Deferrals and Nonelective Deferrals, if any, and the phantom distributions credited on such credited Phantom Units as provided in Section 4.5. Separate subaccounts may be maintained under an Account for the Deferrals credited with respect to a Plan Year and references to an Account shall mean a subaccount thereof as the context requires.

1.2 Annual Retainer means, with respect to a Plan Year, the Director’s annual cash retainer from the Company for such Plan Year, as established by the Board.

1.3 Beneficiary means the person(s) designated by a Participant, on a form provided by and filed with the Company, to receive payment of the Participant’s Account(s) under the Plan in the event of his or her death. A Participant may change his or her Beneficiary designation at any time. If no designated Beneficiary survives the Participant, the Beneficiary shall be the Participant’s surviving spouse or, if none, his or her estate.

1.4 Board means the Board of Directors of the Company.

1.5 Committee means the Compensation Committee of the Board or such other committee of the Board appointed by the Board to administer the Plan.

1.6 Common Units means the common units of Alliance Resource Partners, L.P.

1.7 Deferrals means Elective Deferrals and Nonelective Deferrals.

1.8 Director means a member of the Board who is not also an employee of the Company.

1.9 Elective Deferrals means, with respect to a Plan Year, the amount, if any, of the Participant’s Annual Retainer that is electively deferred by the Participant for such Plan Year.

1.10 Fair Market Value means, as applied with respect to a Phantom Unit, on any applicable date, the average closing sale price of a Common Unit for the 10 trading days immediately preceding such applicable date, as reported by the NASDAQ (or such other reporting service approved by the Committee).

1.11 Nonelective Deferrals means, with respect to a Plan Year, the amount, if any, the Board provides is to be credited to a Director’s Account for such Plan Year.

1.12 Participant means each Director and former Director who has an Account under the Plan.

1.13 Phantom Unit means a notional Common Unit. A Participant shall not possess any rights of a common unitholder with respect to a Phantom Unit.

1.14 Plan Year means the calendar year.

1.15 Termination means a Participant’s “separation from service” for purposes of Section 409A of the Code.

2.	ADMINISTRATION

2.1 Committee. The Plan shall be administered by the Committee. The Committee shall have the complete authority and power to interpret the Plan, prescribe, amend and rescind rules relating to its administration, determine the members of the Board eligible to be Participants, determine a Participant’s (or Beneficiary’s) right to a payment under the Plan and the amount of such payment, and to take all other actions necessary or desirable for the administration of the Plan. All actions and decisions of the Committee shall be final and binding upon the Company, Participants, Beneficiaries and all other persons.

3.	PARTICIPANTS

3.1 Active Participants. Each member of the Board who is a Director in a Plan Year automatically shall be a Participant with respect to Nonelective Deferrals, if any, credited with respect to that Plan Year. In addition, each such Director shall also be eligible to make Elective Deferrals for such Plan Year.

3.2 Continuing Participants. Each former Director who continues to have an Account shall continue as an inactive Participant until his or her Account(s) have been paid in full.

4.	BENEFITS

4.1 Payment of Annual Retainer. Subject to a deferral election having been made by the Director pursuant to Section 4.2, on the first business day of each calendar quarter beginning after the effective date of the Plan, the Company shall pay each person who is a Director on such date 25% of the Annual Retainer for such year. If a person first becomes a Director during a calendar quarter, such Director shall be paid a prorated amount (based on the number of days remaining in such calendar quarter) of the Annual Retainer otherwise payable for such full calendar quarter as soon as reasonably practical following the date he or she first becomes a Director.

4.2 Elective Deferrals. Before the beginning of each Plan Year (or, with respect to an individual who first becomes a Director during a Plan Year, within 30 days following the date on which he or she first becomes a Director), each Director may elect to have the payment of all or a portion of his or her Annual Retainer for that Plan Year (or, with respect to an individual who first becomes a Director after the beginning of the Plan Year, the portion of his or her Annual Retainer earned after his or her election to make Elective Deferrals) deferred as provided herein. The election shall be irrevocable for such Plan Year and shall be made on a form approved by the Committee. Elective Deferrals shall be taken ratably from the Director’s Annual Retainer (or eligible part thereof) for such Plan Year. A Participant’s deferral election shall apply only to his or her Annual Retainer earned during that Plan Year or partial Plan Year, as the case may be. If a Director does not make a deferral election with respect to a Plan Year, none of his or her Annual Retainer for that Plan Year shall be deferred hereunder.

4.3 Nonelective Deferrals. Each Plan Year beginning after 2007, the Board may, in its discretion, specify such amount, if any, that is to be credited to a Director’s Nonelective Account for such Plan Year. Such Nonelective Deferral may vary in amount from year to year and may also vary in amount between Directors, based on such factors as the Board may deem appropriate. For example, an additional nonelective deferral amount may be credited for the Chairman of the Board, for the chairman of a committee of the Board, or on such other basis as the Board deems appropriate. The amount of a Nonelective Deferral for a Plan Year may be prorated, in the Board’s discretion, for service as a Director for less than the full Plan Year.

4.4 Accounts. The Company shall establish an Account for each Director under the Plan to reflect the Company’s obligation to pay the Deferrals for such Participant pursuant to his or her various payment elections and in accordance with the terms of the Plan.

4.5 Investment of Accounts. A Participant’s Account shall be credited with that number of Phantom Units having a Fair Market Value equal to the dollar amount of the Deferrals that are being credited to the Account as of the applicable date. Deferrals shall be credited to the Participant’s Account as of the date his or her Annual Retainer is or, if not deferred, otherwise would be, paid to the Director. In addition, the Account shall be credited with phantom (notional) distributions with respect to the Phantom Units then credited to the Account that are equal in value to the distributions then made with respect to Common Units. Such phantom distribution amounts shall be credited to the Account on the date distributions are made on a Common Unit. Phantom distributions shall be credited to the Account as additional Phantom Units. All credits and debits to an Account shall be made based on the Fair Market Value of a Phantom Unit on the applicable date.

4.6 Forms and Dates of Payment. All payments of Accounts will be in cash. The amount payable will be equal to the Fair Market Value of the Phantom Units in the Account as of the date due. A Participant shall elect whether payment of his or her Accounts is to be made in a single lump-sum paid on (a) the January 1 coinciding with or next following his or her Termination or (b) the earlier of a specified January 1 or the January 1 coinciding with or next following his or her Termination. Any payment due under the Plan shall be paid within 30 days following the applicable date due and shall be deemed, for Plan purposes, to have been paid on such applicable date.

All Accounts shall be paid automatically in a lump sum upon a “change in control event” as defined in the Treasury Regulations under Section 409A of the Internal Revenue Code, notwithstanding the form and time of payment made under any payment election.

A Participant’s payment election must be made prior to the beginning of the Plan Year for which the deferrals that will be subject to that payment election will be made (or prior to the date in the Plan Year the Director first becomes a Participant, if applicable). Only one payment election may be made with respect to a Plan Year and such election shall apply to all Elective Deferrals and Nonelective Deferrals credited to the Participant for that Plan Year.

In the event a Participant fails to make a payment election with respect to a Plan Year, any Deferrals attributable to that year automatically shall be paid to the Participant in the form of a single lump sum on the January 1 coinciding with or next following his or her Termination.

Upon the death of a Participant, the Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum upon receipt of notification of such death by the Company, but in no event shall payment be made later than (i) the end of the Plan Year in which the Participant’s date of death occurs or (ii) the 15th day of the third calendar month following such date of death.

4.7 Unforeseeable Emergency. If at any time a Participant incurs an unforeseeable emergency (as defined in Section 409A of the Code), the Participant may, by written request to the Committee, request that all or any specified part of his or her Account (but not less than $1,000 per withdrawal nor more than the amount necessary to meet such unforeseeable emergency) be immediately paid to the Participant, and such distribution, if approved by the Committee, shall be made in a lump within 30 days following such approval. The Committee shall have exclusive authority to determine whether to make an unforeseeable emergency distribution from a Participant’s Account but shall not unreasonably deny a request for such a distribution. The Committee’s decision shall be final and binding on all parties. Any unforeseeable emergency withdrawals from an Account shall reduce the amount available for subsequent distributions from that Account.

4.8 QDRO. The Committee may cause the Plan to pay an Account in accordance with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code), provided such payment is permitted by the regulations under Section 409A of the Code.

4.9 2008 Special Payment Elections. Notwithstanding anything in any payment election that may have been made by a Participant prior to the 2009 Plan Year with respect to the timing and/or form of payment of his or her pre-2009 Accounts, the Participant may make a one-time election in 2008 to change the time and/or form of such payment, provided, however, this special 2008 election shall apply only to those amounts that would not otherwise be payable in 2008 and the special election may not cause any amount to be paid in 2008 that would not otherwise be payable in 2008. Under the special election, a Participant must elect for such payment to be made either (a) in a lump sum on the January 1 coinciding with or next following his or her Termination, or (b) in a lump sum on the earlier of a specified January 1 or the January 1 coinciding with or next following his or her Termination, or (c) in annual installments (not to exceed 10) beginning on January 1, 2009, with any unpaid installments remaining on his or her Termination paid on the January 1 coinciding with or next following his or her Termination. If installments are elected, the amount of cash payable on each annual installment date shall be equal to the Fair Market Value of the Phantom Units credited to his or her Account immediately prior to the payment, divided by the number of installments then remaining.

If a special election is not made by the Participant in 2008, the Participant’s pre-2009 Accounts shall automatically be paid in a lump sum on the January 1 coinciding with or next following his or her Termination, unless such provisions would (i) cause an Account to be paid in 2008 that otherwise would not be paid in 2008 or (ii) defer payment of an Account payable in 2008 to a later year, in which event the provisions of the Plan and any payment election in effect prior to this Amendment and Restatement shall control the form and timing of the payment of his or her pre-2009 Accounts.

5.	GENERAL PROVISIONS

5.1 Unfunded Obligation. The amounts to be paid to Participants pursuant to this Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds, to create any trusts, or to make any special deposits with respect to this obligation. Title to and beneficial ownership of any investments, including trust investments, which the Company may make to provide for its obligations under the Plan shall at all times remain in the Company and shall be subject to the general unsecured creditors of the Company. Any investments and the creation or maintenance of any trust or notional accounts shall not create or constitute a trust or a fiduciary relationship between the Committee or the Company (on the one hand) and a Participant (on the other hand), or otherwise create any vested or beneficial interest in any Participant or his or her Beneficiary or his or her creditors in any assets of the Company whatsoever. The Participants (and Beneficiaries) shall have no claim against the Company for any changes in the value of any Accounts and shall be general unsecured creditors of the Company with respect to any payment due under this Plan.

5.2 Incapacity of Participant or Beneficiary. If the Committee finds that any Participant or Beneficiary to whom a payment is due under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) may, at the discretion of the Committee, be paid to the spouse, child, parent or brother or sister of such Participant or Beneficiary or to any person whom the Committee has determined has incurred expense for such Participant or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company with respect to such payment under the provisions of the Plan.

5.3 Nonassignment. Except by will or the laws of descent and distribution, the right of a Participant or Beneficiary to the receipt of any amounts under the Plan may not be assigned, transferred, pledged or encumbered in any manner nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

5.4 Termination and Amendment. The Board may from time to time amend, suspend, or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Board may reinstate any or all of its provisions. The Committee may also amend the Plan; provided, however, it may not suspend or terminate the Plan, or substantially increase the obligations of the Company under the Plan or expand the classification of employees who are eligible to participate in the Plan. No amendment, suspension or termination of the Plan may impair the right of a Participant or his or her Beneficiary to receive the benefit accrued hereunder prior to the effective date of such amendment, suspension or termination.

Notwithstanding the foregoing, the Board may terminate the Plan within 30 days preceding or 12 months following a change in control event (as defined in Section 409A of the Code) provided that all plans and other arrangements sponsored by the “service recipient” (as defined in the regulations under Section 409A) immediately after the time of the change of control event with respect to which deferrals of Compensation are treated as having been deferred under a single plan with this Plan for purposes of Section 409A are terminated and liquidated with respect to each Director that experienced the change of control event and all amounts deferred under such terminated plans and arrangements are paid to the affected Participant within 12 months of the date the service recipient irrevocably takes all necessary action to terminate and liquidate such plans and programs.

In addition, the Board may terminate the Plan at any time, provided that (i) all other programs that would be aggregated with this Plan, if the Participant under this Plan also had deferrals under such other programs, are terminated and liquidated, (ii) no payments are made within 12 months of such termination except payments that would be made if the Plan were not terminated, (iii) all payments are made within 24 months of the date all action to irrevocably terminate and liquidate the Plan are taken, (iv) the termination does not occur proximate to a downturn in the financial health of the service recipient, and (v) the service recipient does not adopt a new plan that would be aggregated with any terminated plan if the same individual participated in both within three years following the date the service recipient takes all action to irrevocably terminate the Plan.

5.5 409A Compliance. The Plan is intended to comply with Section 409A of the Code. Any provision of Section 409A that is required to be in the Plan is hereby incorporated by reference and if any provision in this Plan is in conflict with Section 409A, the terms of Section 409A shall govern.

5.6 Applicable Law. Except to the extent preempted by applicable federal law, the Plan shall be construed and governed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, this amendment is adopted effective for all purposes as provided above.

ALLIANCE RESOURCE MANAGEMENT GP, LLC

By:	/s/ R. Eberley Davis
Title:	Senior Vice President, General Counsel and Secretary
Date:	October 28, 2008